Exhibit 99.4

Q4 2015 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation fourth quarter 2015 financial results recording. The date of this recording is January 21, 2016. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Chuck Kyrish, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President and Chief Financial Officer.
The Celanese Corporation fourth quarter 2015 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a current report on Form 8-K.
Mark will review our consolidated full year and fourth quarter results and discuss our outlook for 2016. Chris will then provide detail on cash flow generation and deployment; I'd now like to turn the call over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Chuck, and welcome to everyone listening in today. I'll start with comments on the full year before discussing the fourth quarter, and close with our early views of 2016.
I'm pleased to report 2015 adjusted earnings of $6.02 per share, setting a new level of performance for Celanese. Adjusted EBIT margins came in at 21.8 percent, an increase of 320 basis points year over year, with positive earnings growth in both cores. We generated record free cash flow in 2015 and we returned more cash to shareholders than ever before through dividends and share repurchases. 2015 was a year of strong performance for Celanese overcoming a number of material headwinds.
Throughout the year, we accomplished several key foundational objectives all of which will play a part in helping us achieve our 2018 financial targets. First, we aligned the company behind two complementary business models, Materials Solutions and the Acetyl Chain. This was a big change for Celanese and requiring tremendous effort. But the clarity and focus created through the corporation is allowing us to drive our commercial models to new levels of performance while at the same time realizing synergies and better leveraging the skills of our teams.
We built and started the largest, most efficient, and we believe lowest cost/ton of capacity, Methanol plant in the U.S. in record time, providing us with certain supply of methanol at producer economics. We terminated a CO supply contract for our Acetyl plant in Singapore and entered a new one that strengthens our relationship with our supplier and ensures flexibility to operate our Acetyls network at higher rates, taking advantage of favorable feedstock economics. We generated around $100 million of broad based productivity gains through raw material flexibility, operational efficiency, and footprint optimization to name a few. And we made significant progress in the development of our M&A pipeline and capabilities in that area.
Shifting to Materials Solutions, the core generated $808 million of adjusted EBIT for the year and produced margins of 35.2 percent, both new performance records. We continued our strong momentum in the Engineered Materials base business, where earnings grew an impressive 47 percent year over year. During the year, our commercial teams in Engineered Materials were able to maintain pricing discipline despite competitive pressures and rapidly falling raw materials, reinforcing the value equation of our products for our customers. We had tremendous success building our pipeline of new products and applications, we launched over 1,000 new projects in 2015. Just one recent pipeline success story is a new application that we developed with an auto parts customer in need of a new material for use in sunroof frames. The requirements were UV stability, high weather endurance and low water absorption, while using a lighter weight material. Our long fiber reinforced material was able to meet their performance standards and at the same time helped them reduce the weight of the part by 13%, as well reducing their cycle times by 6%. Just one example of how we work with our customers to provide solutions.
At the total core level, the strength of the Engineered Materials pipeline and our productivity actions were able to more than offset the impacts of the previously discussed customer destocking activity in our tow business and lower affiliate earnings.
In the Acetyl Chain, core income for the year was $498 million, that's 18 percent lower year over year, with a record margin of 14.2 percent. You'll recall that going into 2015, the Acetyl Chain faced numerous significant year over year headwinds such as a dramatically weaker Euro, 2014 industry outages in VAM that created difficult year over year comps, and the expiration of a favorable methanol agreement. The team worked incredibly hard to offset these headwinds through commercial and productivity actions and we leveraged the expanded flexibility of our global integrated network to post record margins for the year as we flexed the chain to capture the highest value for our products. You see this evidenced, for example, in the record earnings and margin performance in Industrial Specialties, which offered a more profitable outlet for our molecules in 2015.
All in all, 2015 was an impressive year, and I want to salute all the men and women on our global teams who worked tirelessly as always to make it happen.
Now let me cover our consolidated fourth quarter results.
In the fourth quarter we generated adjusted earnings per share of $1.25, that’s roughly 2 percent lower than the prior year. Our adjusted EBIT margin of 19.2 percent was a fourth quarter record and an increase of 110 basis points versus the prior year.
For the results by core - Materials Solutions income came in at $194 million, 11 percent higher than the prior year. Margin was also a fourth quarter record at 34.8 percent, expanding 620 basis points versus the prior year. Segment income and margin in Advanced Engineered Materials were both fourth quarter records. The strong core results were led by the success of the Engineered Materials base business, which expanded margins 940 basis points year over year as we continue to monetize the value we provide to our customers, and our differentiated portfolio. At the core level, the strength of the Engineered Materials base business and productivity efforts more than offset the impacts of volume declines in tow and lower affiliate earnings to generate the 11 percent profit growth.

In the Acetyl Chain, core income was $82 million, that's a 43 percent decline year over year. Pricing in the Acetyls core was down 17 percent year over year as we saw fewer VAM industry outages versus fourth quarter 2014, lower raw materials and weak demand in Asia which impacted pricing of acetic acid and other derivatives.
Before I talk about our outlook for 2016, I would like to discuss what we are seeing in raw materials and energy, as well as trends in some of the regions we serve. Energy costs have continued to slide as the world deals with excess crude supply. In 2015, we have seen $60 million in energy reductions globally across our businesses. Those reductions are most evident in the U.S. where natural gas fell from an average of $4.50 in 2014 to $2.60 in 2015 and is around $2.30 MMBtu today. In Europe and Asia, energy costs fell roughly 20%, not quite as dramatic as the U.S. but still a significant decline.
We have also seen the ripple effect of falling crude, natural gas and coal in some of our primary raw materials. For example, the methanol market price in China fell from around $400 per ton in 2014 to $290 in 2015 and it's under $210 per ton today. This was influenced by lower input costs, but also lower production of olefins from methanol in China, which we have seen pick up very recently. Ethylene fundamentals and pricing have remained strong in Europe and China, but the market is long in the U.S., and gulf coast prices are running less than 70% of Europe and China levels.
In terms of consumptive demand, Europe has been resilient and we see examples of continued strength in consumer, auto and medical end markets. In North America we have seen solid growth overall, particularly in industrial end markets. In China, we have seen a continuation of lackluster growth for intermediates but good growth for materials lead by auto and consumer end markets.
As I look forward, 2016 is starting off with its’ own set of challenges. I talked about the declines in crude and raw materials, the continued uncertainty in the Asian demand landscape, and we have even see a further weakening in Chinese currency. That said, we are confident that our business models in Materials Solutions and the Acetyl Chain provide the framework needed to manage the current uncertainty and strengthen our ability to generate high levels of free cash flow. We also continued to build on our productivity initiatives to further support growth. We anticipate adjusted earnings per share to grow 5-10 percent in 2016 which will keep us well on track to meet our 2018 targets.
With that I will turn the mic over to Chris.
Chris Jensen, Celanese Corporation, Chief Financial Officer
Thanks, Mark.

Before I go into our cash flow results for the year, let me take a minute to review three specific fourth quarter items in our GAAP reported results that are not included in our adjusted results.
The first is our usual fourth quarter pension mark-to-market adjustment, which recognizes actuarial gains and losses and change in fair value of plan assets during the year. In the fourth quarter of 2015 we recorded a $126 million net actuarial loss, resulting primarily from lower asset returns and partially offset by increased interest rates and adoption of the most recent industry mortality assumptions. These adjustments impacted SG&A by $115 million, cost of sales by $9 million, and R&D by $2 million. In the prior year GAAP results, we recorded a net mark-to-market loss of $349 million with $318 million in SG&A, $26 million in cost of sales, and $5 million in R&D.
Second, we recorded an asset impairment loss of $123 million related to the ethanol assets at our integrated acetyl facility in Nanjing. Ethanol is a derivative of acetic acid and having it in our portfolio increases our downstream optionality in the Acetyl Chain. The unit has not contributed to earnings due primarily to market conditions affecting the demand for ethanol, and we therefore determined that the assets should be fully impaired from an accounting perspective. The write-off will not impact operations, and we will continue to supply industrial ethanol to meet our customer needs.
Lastly, as Mark mentioned, we terminated our Singapore CO contract at a cash cost of $177 million and an expense of $174 million.
Moving on to our cash flow performance, our strong earnings results in 2015 translated into record free cash flow generation for the year. We generated $733 million of free cash flow in 2015 before the impact of the $177 million contract termination payment, which reduced our reported free cash flow to $556 million, a record level. Our cash flow generation was fueled by strong earnings and working capital performance, and a reduction in interest expense. Capex was $306 million for the year, lower than our previous forecast of $325-350 million primarily due to timing of some payments around the end of the year. We expect annual capex levels in the range of $250-300 million on a normalized basis going forward. We expect a modest increase in free cash flow in 2016 on our trajectory towards our three-year target of $2.5 billion.
Quickly on taxes, the effective US GAAP tax rate for 2015 was 41 percent versus 33 percent in the prior year. The 2015 increase was primarily attributable to losses in jurisdictions without tax benefit. The tax rate for adjusted EPS for the year was 18 percent, versus 21 percent the year before. The reduction is due to the jurisdictional mix of earnings.

All in all, we had tremendous performance in cash flow this year. And we were able to return a record $594 million to our shareholders, with $420 million in share repurchases, reducing our share count by 4.3 percent, and $174 million in dividends. We ended the year with $1 billion remaining on our current share repurchase authorization which we intend to complete over a two year period. And we will target a payout ratio for our dividend at roughly 20% of our adjusted earnings per share, so expect our dividend to generally grow with earnings.
In closing, we remain focused and confident in our ability to generate $2.5 billion in cumulative free cash flow for the three years 2016-2018, as we outlined in investor day. And as we also outlined, we are incredibly focused on being good stewards of cash. We clearly articulated our plans on how we will thoughtfully invest for earnings growth, maintain high returns on invested capital, and return cash to our shareholders.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call tomorrow morning. Thank you.

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